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Exhibit 10.12

GT SOLAR EQUIPMENT TECHNOLOGIES, INC. EMPLOYEE,
NON-COMPETITION, NON-DISCLOSURE, PROPRIETARY INFORMATION
AND PATENT AND INVENTION ASSIGNMENT AGREEMENT

        In consideration of my employment or continued employment, as the case may be, with GT Solar Equipment Technologies, Inc. (the "Company"), and the compensation received by me from the Company, from time to time, I hereby agree with the Company as follows:

1.
Proprietary Information and Inventions—I understand and acknowledge that:

A.
The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its business and that as part of my employment by the Company, I am (or may be), expected to make new contributions and inventions of value to the Company.

B.
My employment creates a relationship of confidence and trust between me and the Company with respect to certain information applicable to the business of the Company or applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me during the period of my employment.

C.
The Company possesses, and will continue to possess, information that has been created, discovered or developed by, or otherwise become known to, the Company (including, without limitation, information created, discovered, developed or made known by me during the period of or arising out of my employment by the Company, whether before or after the date hereof) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential. All such information is hereinafter called "Proprietary Information", which term, as used herein, shall also include, but shall not be limited to, systems, processes, formulae, data, functional specifications, computer programs, blueprints, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs and customer and supplier lists; provided, however, that the term "Proprietary Information" shall not include any of the foregoing which is in the public domain. -

D.
All existing lists of customers of the Company, and all lists of customers of the Company developed during the course of my employment by the Company, are and shall be the sole and exclusive property of the Company, and that I neither have nor shall have any right, title or interest therein; such lists of customers are and must continue to be confidential; and the Company's present and future business relationship with its customers is and will continue to be of a type which normally continues unless interfered with by others.

E.
As used herein, the period of my employment includes any time during which I may be retained by the Company as an Independent Contractor.

2.
Ownership of Proprietary Information—All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. I hereby acknowledge that all Proprietary Information is and must continue to be confidential and that the same is not readily accessible to competitors of the Company. At all times, both during my employment by the Company and after its termination, I will keep in strictest confidence and trust all Proprietary Information and I will not use or disclose any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

3.
Commitment to Company; Other Employment—During the period of my employment by the Company, I will devote substantially all of my time for the Company and I will not, without the Company's prior written consent, engage in any employment or business other than for the Company.

4.
Documentation—In the event of the termination of my employment for any reason, I will deliver to the Company all documents, notes, drawings, blueprints, formulae, specifications, computer programs, data and other materials of any nature pertaining to any Proprietary Information or to my work with the Company, and will not take any of the foregoing or any reproduction of any of the foregoing that is embodied in a tangible medium of expression.

5.
Disclosure of Inventions—I will promptly disclose to the Company (or any persons designated by it) all discoveries, developments, designs, improvements, inventions, blueprints, formulae, processes, techniques, computer programs, strategies, know-how and data, whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment that are related to the business of the Company, result from tasks assigned to me by the Company or result from the use of premises or property (including computer systems and engineering facilities) owned, leased or contracted for by the Company (all such discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, blueprints, know-how and data are hereinafter referred to as "Inventions"). I will also promptly disclose to the Company, and the Company hereby agrees to receive all such disclosures in confidence, all other discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, blueprints, know-how and data, whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment for the purpose of determining whether they constitute "Inventions", as defined above.

6.
Ownership of Inventions—All Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I shall assist the Company in every proper way as to all such Inventions (but at the Company's expense) to obtain and, from time to time, enforce patents, copyrights, trademarks and other rights and protections relating to said Inventions in any and all countries, and to that end, I will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks and other rights and protections on and enforcing such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating to such Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for time actually spent by me at the Company's request on such assistance. In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to an Invention, for any reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by me and I hereby ratify, affirm and approve all such lawfully permitted acts accordingly.

7.
Other Agreements—I represent and warrant that my execution and delivery of this Agreement and the performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or trust. I have not entered into and shall not enter into any agreement, either written or oral, in conflict herewith.

8.
Use of Confidential Information of Other Persons—I represent that I have not brought and will not bring with me to the Company or use at the Company any materials or documents of an employer or a former employer that are not generally available to the public, unless express written authorization from such employer for their possession and use has been obtained. I also understand that I am not to breach any obligation of confidentiality that I have to any employer or former employer and agree to fulfill all such obligations during the period of my affiliation with the Company.

9.
Restrictive Covenant—I hereby acknowledge and recognize my possession of Proprietary Information and the highly competitive nature of the business of the Company and accordingly agree that, in consideration of the premises contained herein, I will not, during the period of my employment by the Company and in the event that my employment with the Company is terminated for any reason whatsoever and whether such termination be voluntary or involuntary, for a period of five years (5) years following such termination, (i) directly or indirectly engage in any competitive business (defined as a business that designs, develops, manufactures, markets or sells a product, product line or service that competes with any product, product line or service of the Company as they presently exist or as may be in existence or development on the date of termination of my employment with the Company; a competitive business, includes, without limitation, a business that designs, develops, manufacturers, markets or sells any product, product line or service that uses super critical substances either for cleaning, deposition, and/or sacrificial material removal within the semiconductor device manufacturing industry or for cleaning and drying in the microelectronics device manufacturing industry), whether such engagement shall be as an employer, officer, director, owner, employee, partner or other participant, (ii) assist others in engaging in any competitive business in the manner described in the foregoing clause (i), or (iii) induce employees of the Company, its affiliates or subsidiaries to terminate their employment with the Company or such affiliate or subsidiary and/or engage in any competitive business. I understand that this Section 9 is not meant to prevent me from earning a living or fostering my career. It does intend, however, to prevent any competitive business from gaining any unfair advantage from my knowledge of Proprietary Information. I understand that by making my new employer aware of the provisions of this Section 9, they can take such action as to avoid my breaching the provisions hereof and to indemnify me in the even of a breach.

10.
Agreement Not to Solicit Customers—During the course of my employment by the Company for a period of three (3) years following the termination of such employment for any reason whatsoever and whether such termination be voluntary or involuntary, I will not, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent, creditor or otherwise, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer account of the Company at any time or times within three (3) years prior to the termination date of my employment, whether or not I had direct account responsibility for a contact with such customer account.

11.
Remedies—I acknowledge that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and, therefore, agree that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach.

12.
Assignment—This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company, whether by reorganization, merger, consolidation, sale of assets or otherwise, except that neither this Agreement nor any rights or benefits hereunder may be assigned by me.

13.
Interpretation—It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

14.
Notices—Any notice which a party is required or may desire to give pursuant to this Agreement shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to the Employee at the address of the Employee of record with the Company and addressed to the Company at its principal office, or at such other place as either party may, from time to time, designate in writing. The date of personal delivery or the date of mailing any such entice shall be deemed to be the date of delivery thereof.

15.
Waivers—If either party shall waive any breach of any provision of this Agreement, her or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

16.
Headings—The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

17.
Governing Law—This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Hampshire with respect to contracts made and to be performed wholly therein.

18.
No Employment Agreement—I acknowledge that this Agreement does not constitute an employment agreement and agree that this Agreement shall be binding upon me regardless of whether or not my employment shall continue for any length of time hereafter and whether or not my employment is terminated for any reason whatsoever by either the Company or me or both.

19.
Complete Agreement; Amendments: Prior Agreements—The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the parties hereto with respect to the matters covered hereby.

Date: 12/28/05	/s/ DANIEL LYMAN Employee Daniel Lyman

Accepted and agreed to as of this date by GT Solar Incorporated
Date:	By:	/s/ KEDAR P. GUPTA
	Name:	Kedar P. Gupta
	Title:	CEO

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  Exhibit 10.12